EXHIBIT 99.B11(a)




                              Auditors' Consent


The Board of Trustees of the MarketWatch Funds:

We consent to the use of our report included herein dated January 10, 1997 for the MarketWatch Funds - Money Market Fund, Equity Fund, Intermediate Fixed Income Fund, Flexible Income Fund, and the Virginia Municipal Bond Fund as of November 30, 1996 and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" and "Financial Statements" in the Statement of Additional Information.


                                            /s/KPMG Peat Marwick LLP
                                            ------------------------
                                               KPMG Peat Marwick LLP


Columbus, Ohio
March 28, 1997